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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE FRIDAY, FEBRUARY 25, 2005   3:00 P.M. (CENTRAL)


                                                     INVESTOR AND MEDIA CONTACT:
                                                                  Thomas J. Bare
                                                                   (920)684-6611

FIRST MANITOWOC BANCORP, INC. (OTC BB: FWBW.OB)


                     FIRST MANITOWOC BANCORP "GOING PRIVATE"
                                TO DECREASE COSTS

         First Manitowoc Bancorp, Inc. ("FMB") today announced it would join numerous other bank holding companies by "going private" to eliminate annual expenses for compliance with the Sarbanes-Oxley Act of 2002 and reporting under the Securities Exchange Act of 1934. Mr. Thomas J. Bare, President, stated..."The expenses related to Sarbanes-Oxley compliance and securities exchange reporting exceeded $600,000 last year and are projected to be in excess of $300,000 per annum in the future. Since we and our subsidiary, First National Bank in Manitowoc, are already regulated and subject to examination by the Federal Reserve, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation, our shareholders gain very little from the amounts we are forced to spend on Sarbanes-Oxley and Exchange Act compliance and reporting. Eliminating these expenses will leave more capital to be put to use for the benefit of our shareholders."

         The "going private" transaction is designed to reduce the number of shareholders sufficiently to permit FMB to terminate its registration with the Securities and Exchange Commission. FMB will accomplish the transaction by merging FMB into a wholly-owned subsidiary created solely for that purpose. The FMB board of directors has set February 25, 2005 as the record date for the transaction. All shareholders owning 1,000 or more shares of FMB stock as of that date will have their existing shares exchanged for the same number of newly issued shares in the merged company. FMB shareholders who own fewer than 1,000 shares as of the record date will have their FMB shares redeemed for cash. It is anticipated that the merger will result in less than 3% of FMB's total outstanding shares being redeemed for cash; however, those redemptions will reduce the number of shareholders sufficiently to allow FMB to deregister its shares and eliminate Sarbanes-Oxley compliance and Securities Exchange Act reporting expenses. Shares of the merged company will be subject to certain transfer restrictions, designed to prevent the number of shareholders from increasing in the future to the point where Sarbanes-Oxley compliance and/or Securities Exchange Act reporting might again become necessary.

         The cash redemption price is expected to be at or near $19.50 per share. The price will be finally determined by the board of directors and may increase or decrease based on an appraisal update completed prior to


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the mailing of merger information to shareholders. Mr. Bare said the Board was pleased the redemption price would give shareholders a premium over FMB's recent trading price without added brokerage costs or transaction fees, particularly for any cash recipients who might have preferred to remain as shareholders.

         The Board of Directors has also approved payment of FMB's normal quarterly dividend prior to completion of the merger. The dividend will be 6.5 cents per share, payable on March 4, 2005, to shareholders of record on February 23, 2005.

         First Manitowoc Bancorp, Inc. is the bank holding company of First National Bank in Manitowoc, a locally owned independent community bank with 14 offices throughout Manitowoc, Brown, Sheboygan and Calumet counties. There will be no changes in any of the officers, directors, or employees, or in the operations of First National Bank in Manitowoc, as a result of the merger. It is anticipated that the merger will be completed in April, 2005. Total assets of First National Bank in Manitowoc exceed $628 million.